Exhibit 10.1

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (the “Agreement”), dated as of [   ], is made by and between 21Shares US LLC, a Delaware limited liability company (“Sponsor”), and 21Shares Dogecoin ETF, a statutory trust organized under the laws of Maryland (the “Trust”).

1. The Trust. The Trust is not an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and it is not required to register thereunder. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and the Sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor. The Sponsor is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is not required to register thereunder.

2. Appointment. Pursuant to the terms of the Trust’s Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”), Sponsor was appointed to serve as sponsor for the Trust, with full powers and rights to effectuate and carry out the purposes, activities and objectives of the Trust. Sponsor has accepted such appointment and hereby agrees to render such services to the Trust on the terms and conditions set forth in this Agreement and the Trust Agreement. The Sponsor shall have power to cause legal title to any Trust property to be held by or in the name of the Sponsor, or to have any contract entered into in the name of the Sponsor, on such terms as the Sponsor may determine, with the same effect as if such property were held in the name of the Trust or such contract were entered into in the name of the Trust.

3. Duties. Sponsor will perform such duties for the Trust as set forth in Article VI of the Trust Agreement in accordance with Sponsor’s best judgment and as outlined in the Trust’s then-current prospectus included as part of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”).

4. Execution of Trust Documents. Pursuant to the terms of the Trust Agreement, the Sponsor is authorized to execute documents for and on behalf of the Trust. For the avoidance of doubt, when a specified officer of the Trust is required to execute, or executes, a document, including but not limited to filings required to be made with regulatory authorities such as the Securities and Exchange Commission, the following officers of the Sponsor (or persons performing similar functions, including in the event of a vacancy in one or more of the specified Sponsor’s officer positions) or their designated delegees shall be authorized to execute the document in the capacities indicated below:

Specified Trust Officer	Sponsor Officer Authorized to Execute Trust Document in the Capacity of the Specified Trust Officer
Principal Executive Officer / Chief Executive Officer / President	Chief Executive Officer / President
Principal Financial Officer / Chief Financial Officer	Chief Financial Officer / Treasurer
Principal Accounting Officer	Chief Financial Officer / Treasurer
Comptroller	Chief Financial Officer / Treasurer
Treasurer	Chief Financial Officer / Treasurer
Vice President	Any Sponsor officer
Secretary	Any Sponsor officer

5. Reporting; Record Keeping. Sponsor will be available at reasonable times to discuss the activities of the Trust with the trustee of the Trust or its designee. Any written reports supplied by Sponsor to the Trust discussing the activities of the Trust are intended solely for the benefit of the Trust, and the Trust agrees that it will not disseminate such reports to any other party (other than the Trust’s service providers) without the prior consent of Sponsor, except as may be required by applicable law. Sponsor shall make or cause to be made, and shall maintain or cause to be maintained, all records as are required to be made or maintained by it in its capacity as Sponsor of the Trust.

6. Other Accounts. The Trust understands and acknowledges that Sponsor may act as sponsor for various persons other than the Trust. The Trust acknowledges that Sponsor may give advice and take action concerning other persons that may be the same as, similar to or different from the advice given, or the timing and nature of action taken, concerning the Trust. Except to the extent necessary to perform Sponsor’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Sponsor, or any affiliate of Sponsor or any employee of Sponsor to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

7. Sponsor’s Compensation. The Trust shall pay to Sponsor a fee as described in Schedule A that is attached hereto and made a part hereof. Such fee shall be computed daily and paid not less than weekly in arrears by the Trust. No other compensation is paid to the Sponsor by the Trust. Sponsor’s compensation is paid in consideration of Sponsor’s (i) services under this Agreement and the Trust Agreement and (ii) the payment by Sponsor of the Trust expenses described in paragraph 8 below. The Sponsor may, in its sole discretion, voluntarily waive all or a portion of the fee it receives from the Trust.

8. Trust Expenses

(a) Ordinary Fees and Expenses. As partial consideration for receipt of the Sponsor fee, the Sponsor shall assume and pay all fees and other expenses incurred by the Trust in the ordinary course of its affairs, excluding taxes, but including (i) the Marketing Fee, (ii) the Administrator Fee, if any, (iii) the Ether Custodian Fee, (iv) the Transfer Agent Fee, (v) the Trustee fee, (vi) the fees and expenses related to any future listing, trading or quotation of the Shares on any listing ex-change or quotation system (including legal, marketing and audit fees and expenses), (vii) ordinary course legal fees and expenses that are not litigation-related, up to $100,000 per annum,(viii) audit fees, (ix) regulatory fees, including if applicable any fees relating to the registration of the Shares under the Securities Act or Exchange Act, (x) printing and mailing costs; (xi) costs of maintaining the Trust’s website and (xii) applicable license fees (each, a “Sponsor-paid Expense” and together, the “Sponsor-paid Expenses”), provided that any expense that qualifies as an Additional Trust Expense will be deemed to be an Additional Trust Expense and not a Sponsor-paid Expense. In the Sponsor’s sole discretion, all or any portion of a Sponsor-paid Expense may be redesignated as an Additional Trust Expense.

(b) Additional Trust Expenses. The Trust may incur certain extraordinary, non-recurring expenses that are not Sponsor-paid Expenses, including, but not limited to, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Sponsor (or any other service provider) on behalf of the Trust to protect the Trust or the interests of Shareholders, any indemnification of the Ether Custodian, Administrator or other agents, service providers or counterparties of the Trust, the fees and expenses related to the listing, and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters (collectively, “Additional Trust Expenses”).

9. Liability and Indemnification. Sponsor will not be liable for losses to the Trust, and Sponsor shall be indemnified, to the extent provided in Section 4.05 of the Trust Agreement.

10. Tax Filings. Except as described in any applicable filings with the SEC, Sponsor will not be responsible for making any tax credit or similar claim or any legal filing on the Trust’s behalf.

11. Governing Law/Disputes. This Agreement is entered into in accordance with and shall be governed by the laws of the State of Delaware; provided, however, that in the event that any law of the State of Delaware shall require that the laws of another state or jurisdiction be applied in any proceeding, such Delaware law shall be superseded by this paragraph, and the remaining laws of the State of Delaware shall nonetheless be applied in such proceeding. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages, or (b) request a jury trial.

12. Termination. This Agreement may be terminated (i) by Sponsor at any time upon 30 days’ prior written notice; or (ii) by either party upon discovery of acts of fraud or willful malfeasance of the other party in performing its duties hereunder. Any obligation or liability of either party resulting from actions or inactions occurring prior to termination shall not be affected by termination of this Agreement.

13. Assignment. This Agreement may be assigned by either party upon prior notice to the other party.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses.

Sponsor shall comply with, and be entitled to act on, any instructions reasonably believed to be from an authorized representative of the Trust. Sponsor and its employees and agents shall be fully protected from all liability in acting upon such instructions, without being required to determine the authenticity of the authorization or authority of the persons providing such instructions.

15. Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

16. Integration; Amendment. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, agreements, commitments and understandings related thereto. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

17. Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

18. Headings. The headings of paragraphs herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

20. Trustee. The Trust is a Maryland statutory trust and a separate legal entity under the Maryland Statutory Trust Act and pursuant to such act a trustee, when acting in such capacity, is not personally liable to any person (other than the statutory trust or any beneficial owner thereof) for any act, omission or obligation of a statutory trust. In furtherance thereof, (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Trustee of the Trust, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Wilmington Trust but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, individually or personally, to perform any covenant either expressed or implied contained herein of the, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wilmington Trust be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

21Shares Dogecoin ETF

By:	21Shares US LLC

By:
Name:
Title:

21Shares US LLC

By:
Name:
Title:

Signature Page – Sponsor Agreement

SCHEDULE A
to the
SPONSOR AGREEMENT
Dated [ ] between

21SHARES DOGECOIN ETF
and
21SHARES US LLC

The Trust will pay to the Sponsor, as compensation for the Sponsor’s services rendered to the Trust, a fee computed daily at an annual rate based on the average daily net assets of Trust in accordance with the following fee schedule:

Rate
21Shares Dogecoin ETF	[*]	%